Exhibit 4.1
                             SUBSCRIPTION AGREEMENT


     THIS SUBSCRIPTION AGREEMENT, dated as of March 24, 1997, by and between TERA COMPUTER COMPANY, a Washington corporation, with headquarters located at 2815 Eastlake Avenue East, Seattle, Washington 98102 (the "Company"), and GFL ADVANTAGE FUND LIMITED, a British Virgin Islands corporation (the "Buyer").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, shares of non-voting, convertible preferred stock of the Company which will be convertible into shares of Common Stock, $.01 par value (the "Common Stock"), of the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

          (a) Subscription. The Buyer hereby agrees to purchase from the Company the number of shares (the "Preferred Shares") of Series B Convertible Preferred Stock, $.01 par value (the "Preferred Stock"), of the Company set forth on the signature page of this Agreement, having the terms and conditions as set forth in the form of Statement of Rights and Preferences of the Series B Convertible Preferred Stock included in the form of Articles of Amendment attached hereto as Annex I (the "Statement of Rights") at the price per share and for the aggregate purchase price set forth on the signature page of this Agreement. The purchase price for the Preferred Shares shall be payable in United States Dollars. The shares of Common Stock issuable upon conversion of the Preferred Shares are referred to herein as the "Common Shares." The Common Shares and the Preferred Shares are referred to herein collectively as the "Shares."

          (b) Form of Payment. Unless otherwise agreed by the Buyer and the Company, the Buyer shall pay the purchase price for the Preferred Shares by delivering good funds in United States Dollars to the escrow agent (the "Escrow Agent") identified in the

Joint Escrow Instructions attached hereto as Annex II (the "Joint Escrow Instructions"). Such delivery of funds shall be made against delivery by the Company of the certificates for the Preferred Shares registered in the name of the Buyer. Unless otherwise agreed by the Buyer and the Company, promptly following payment by the Buyer to the Escrow Agent of the purchase price of the Preferred Shares, but in no event later than the two Business Days after such payment, the Company shall deliver certificates for the Preferred Shares, registered in the name of the Buyer, to the Escrow Agent. The certificates for the Preferred Shares shall be delivered by the Company to the Escrow Agent on a delivery against payment basis at the closing. By signing this Agreement, the Buyer and the Company each agree to all of the terms and conditions of, and become a party to, the Joint Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full. As used in this Agreement, the term "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          (c) Method of Payment. Payment to the Escrow Agent of the purchase price for the Preferred Shares shall be made by wire transfer of funds to:

             Citibank, N.A.
             153 East 53rd Street
             New York, New York 10043
             ABA#021000089

             For credit to A/C#37179446
             For credit to the account of Brian W. Pusch Attorney Escrow Account
             Reference:  Advantage/Tera

Not later than 4:00 p.m., New York City time, on the date which is two Business Days after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Buyer or its legal counsel, the Buyer shall deposit with the Escrow Agent the aggregate purchase price for the Preferred Shares.

     2. BUYER REPRESENTATIONS, WARRANTIES, ETC.

     The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

          (a) Purchase for Investment. The Buyer is purchasing the Preferred Shares for its own account for investment only and not with a view towards the public sale or distribution thereof;

          (b) Accredited Investor; No Broker-Dealer. The Buyer is an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3). The Buyer is not a person required to be registered as a broker or dealer under Section 15(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or a member of the National Association of Securities Dealers.

          (c) Reoffers and Resales. All subsequent offers and sales of the Shares by the Buyer shall be made pursuant to registration of the Shares being offered and sold under the 1933 Act or pursuant to an exemption from registration;

          (d) Company Reliance. The Buyer understands that the Preferred Shares are being offered and sold, and the Common Shares are being offered, to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Preferred Shares and to receive an offer of the Common Shares;

          (e) Information Provided. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Preferred Shares and the offer of the Common Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (2) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (and Amendment No. 1 thereto on Form 10-Q/A); (3) Current Reports on Form 8-K, filed on July 1, 1996, July 15, 1996 and September 11, 1996, with the SEC; and (4) the Confidential Private Placement Memorandum dated February 21, 1997 (collectively, the "Disclosure Documents"); and the Buyer understands that its investment in the Shares involves a high degree of risk;

          (f) Absence of Approvals. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares; and

          (g) Subscription Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

          (h) No Current Holdings. The Buyer owns no shares of Common Stock or other securities of the Company.

     3. COMPANY REPRESENTATIONS, WARRANTIES, ETC.

     The Company represents and warrants to, and covenants and agrees with, the Buyer that:

          (a) Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority (i) to own, lease and operate its properties and to carry on its business as now being conducted, and (ii) to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement, the form of which is attached hereto as Annex III (the "Registration Rights Agreement"), the Statement of Rights and the other agreements to be executed and delivered by the Company in connection herewith, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein such qualification is necessary and where failure so to qualify could have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company. The Company has no subsidiaries.

          (b) Capitalization. The authorized capital stock of the Company currently consists of (a) 25,000,000 shares of Common Stock of which 6,977,487 shares were outstanding as of March 21, 1997, all of which are fully paid and nonassessable; and (b) 5,000,000 shares of Preferred Stock, $.01 par value, of which 2,360,000 shares are designated Series A Convertible Preferred Stock, none of which are outstanding, and 3,000 shares will be designated as Series B Convertible Preferred Stock; and on the Closing Date (as defined in Section 6 herein) there will be no material increase from March 21, 1997 in the number of shares of Common Stock outstanding. As of March 21, 1997, the Company had outstanding options and warrants entitling the holders to purchase 5,421,832 shares of Common Stock on such date. The Company does not have outstanding any material amount of securities (or obligations to issue any such securities) convertible into, exchangeable for or otherwise entitling the holders thereof to acquire shares of Common Stock, except as disclosed above or in the Disclosure Documents. The outstanding shares of Common Stock and outstanding options, warrants and other securities to purchase Common Stock have been duly authorized and validly issued. None of such outstanding shares of Common Stock, options, warrants and other securities has been issued in violation of the preemptive rights of any securityholder of the Company. The offers and sales of the outstanding shares of Common Stock and options, warrants and other rights to acquire Common Stock were at all relevant times either registered under the 1933 Act and applicable state securities laws or exempt from such requirements. No holder of any of the Company's securities has any rights, "demand," "piggy-back" or otherwise, to have such securities registered by reason of the intention to file, filing or effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), except as set forth in Section 3(b) of the Disclosure Letter delivered to the Purchaser at or before the execution of this Agreement (the "Disclosure Letter").

          (c) Concerning the Securities. The Shares have been duly authorized and the Preferred Shares, when issued and paid for in accordance with this Agreement, and the Common Shares, when issued upon conversion of the Preferred Shares or in payment of dividends thereon, as the case may be, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive or similar rights of any stockholder of the Company or any other person to acquire any of the Shares. The Common Stock is listed for trading on the Nasdaq SmallCap Market ("Nasdaq") and (1) the Company and the Common Stock meet the currently applicable criteria for continued listing and trading on Nasdaq; (2) the Company has not been notified since September 25, 1995, by Nasdaq of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq; (3) no suspension of trading in the Common Stock is in effect; and (4) the Company knows of no reason that the Common Shares will not be eligible for listing on Nasdaq; except as set forth in Section 3(c) of the Disclosure Letter.

          (d) Subscription Agreement; Registration Rights Agreement. This Agreement and the Registration Rights Agreement have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered on behalf of the Company and this Agreement is, and the Registration Rights Agreement, when executed and delivered by the Company, will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and limits upon rights to indemnity.

          (e) Non-contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the issuance of the Preferred Shares as contemplated by this Agreement and the other transactions contemplated by this Agreement, the Registration Rights Agreement and the terms of the Preferred Stock do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Restated Articles of Incorporation or Bylaws of the Company, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound which would have a material adverse effect on the Company or any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets which would have a material adverse effect on the Company.

          (f) Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for (1) the issuance and sale of the Preferred Shares as contemplated by this Agreement and (2) the issuance of Common Shares on conversion of the Preferred Shares.

          (g) Information Provided. The information provided by or on behalf of the Company to the Buyer in connection with the transactions contemplated by the Agreement, including, without limitation, the information referred to in Section 2(e) of this Agreement, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are made, not misleading.

          (h) Absence of Certain Changes. Since December 31, 1995, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company, except as disclosed in the Disclosure Documents.

          (i) Absence of Certain Proceedings. There is no action, suit or proceeding, before or by any court, public board or body or governmental agency pending or, to the knowledge of the Company, threatened against the Company and, to the knowledge of the Company, there is no inquiry or investigation before or by any court, public board or body or governmental agency pending or threatened against the Company, in any such case wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other), results of operations or prospects of the Company taken as a whole or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents. The Company does not have pending before the SEC any request for confidential treatment of information and to the best of the Company's knowledge no such request will be made by the Company prior to the time the Registration Statement relating to the Common Shares which is contemplated by the Registration Rights Agreement is first ordered effective by the SEC; and to the best of the Company's knowledge there is not pending or contemplated and has not been any investigation by the SEC of the Company or any director or officer of the Company.

          (j) Properties. The Company has good title to all property, real and personal (tangible and intangible), and other assets owned by it, free and clear of all security interests, charges, mortgages, liens or other encumbrances, except such as are described in the Disclosure Documents or such as do not materially interfere with the use of such property made, or proposed to be made, by the Company. The leases, licenses or other contracts or instruments under which the Company leases, holds or is entitled to use any property, real or personal, are valid, subsisting and enforceable with only such exceptions as do not materially interfere with the use of such property made, or proposed to be made, by the Company. The Company has received no notice of any material violation of any applicable law, ordinance, regulation, order or requirement relating to its owned or leased properties.

          (k) Labor Relations. No material labor problem exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

          (l) SEC Filings. The Company has timely filed all required forms, reports and other documents with the SEC. All of such forms, reports and other documents complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act.

          (m) Absence of Brokers, Finders, Etc. Except as set forth in Section 3(m) of the Disclosure Letter, no broker, finder or similar person is entitled to any commission, fee or other compensation by reason of the transactions contemplated by this Agreement and the Company shall pay, and indemnify and hold harmless the Buyer from, any claim made against the Buyer by any person for any such conversion, fee or other compensation.

     4. Certain Covenants and Acknowledgments.

          (a) Transfer Restrictions. The Buyer acknowledges that (1) the Preferred Shares have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Common Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Shares made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any such resale of Shares under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Shares (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder (other than pursuant to Section 4(d) hereof and pursuant to the Registration Rights Agreement).

          (b) Restrictive Legend. The Buyer acknowledges and agrees that the certificates for the Preferred Shares and, until such time as the Common Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the certificates for the Common Shares issued upon conversion of the Preferred Shares, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

          The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act of 1933, as amended, or an opinion of counsel that registration is not required under said Act.

Once the Registration Statement required to be filed by the Company pursuant to
Section 2 of the Registration Rights Agreement has been declared effective, thereafter (1) upon request of the Buyer the Company will substitute certificates without this restrictive legend for certificates for any Common Shares issued prior to the date such Registration Statement is declared effective by the SEC which bear such restrictive legend and remove any stop-transfer restriction relating thereto promptly, but in no event later than three days after surrender of such certificates by the Buyer and (2) the Company shall not place any restrictive legend on certificates for Common Shares issued on conversion of the Preferred Shares or impose any stop-transfer restriction thereon except as permitted under the Registration Rights Agreement.

          (c) Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement on or before the Closing Date.

          (d) Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Buyer promptly after such filing. The Buyer agrees to cooperate with the Company in connection with such filing and, upon request of the Company, to provide all information relating to the Buyer reasonably required for such filing.

          (e) Authorization for Trading; Reporting Status. On or before the date that is 30 days after the Closing Date, but in any event before the effective date of the Registration Statement (as defined in the Registration Rights Agreement), the Company shall file a listing application for the Common Shares with the Nasdaq and shall provide evidence of such filing to the Buyer. From the Closing Date until such time as the Registration Statement is no longer required to be in effect, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

          (f) Use of Proceeds. The Company does not own or have any present intention of acquiring any "margin stock" as defined in Regulation G (12 C.F.R.
Part 207) of the Board of Governors of the Federal Reserve System ("margin stock"). The proceeds of sale of the Preferred Shares will be used for general working capital purposes and in the operation of the Company's business. None of such proceeds will be used, directly or indirectly (1) to make any loan to or investment in any other person or (2) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute the transactions contemplated by this Agreement a "purpose credit" within the meaning of such Regulation G. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the transactions contemplated hereby to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the 1934 Act, in each case as in effect now or as the same may hereafter be in effect.

          (g) Blue Sky Laws. On or before the Closing Date, the Company shall take such action as shall be necessary to qualify, or to obtain an exemption for, the Preferred Shares for sale to the Buyer pursuant to this Agreement and the Common Shares for issuance to the Buyer on conversion of the Preferred Shares under such of the securities or "blue sky" laws of jurisdictions as shall be applicable to the sale of the Preferred Shares pursuant to this Agreement and the issuance to the Buyer of Common Shares on conversion of the Preferred Shares. The Company shall furnish copies of all filings, applications, orders and grants or confirmations of exemptions relating to such securities or "blue sky" laws on or prior to the Closing Date.

          (h) Certain Expenses. Whether or not the closing occurs, the Company shall pay or reimburse the Buyer for all reasonable expenses (including, without limitation, legal fees and expenses of counsel to the Buyer of up to $15,000) incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby.

          (i) Certain Issuances of Securities.

               (1) If the transactions contemplated by this Agreement are subject to the rules proposed to be adopted by Nasdaq which would require stockholder approval of certain transactions (the "Nasdaq Stockholder Approval Rules") then unless the

     Company obtains Stockholder Approval (as defined in the Statement of Rights) or a waiver thereof from Nasdaq, the Company will not issue any shares of Common Stock or shares of any other series of preferred stock or other securities convertible into, exchangeable for or otherwise entitling the holder to acquire shares of Common Stock which issuance would be subject to the Nasdaq Stockholder Approval Rules (or any successor or replacement provision thereof) and which would be integrated with the sale of the Preferred Shares to the Buyer or the issuance of Common Shares upon conversion thereof for purposes of the Nasdaq Stockholder Approval Rules (or any successor or replacement provision thereof).

               (2) The Company shall not offer, sell, contract to sell or issue (or engage any person to assist the Company in taking any such action) any equity securities or securities convertible into, exchangeable for or otherwise entitling the holder to acquire, any Common Stock (collectively, "Equity Securities") at a price below the market price of the Common Stock during the period from the Closing Date to the date on which the Registration Statement shall have been effective with the SEC for 60 consecutive days; provided, however, that nothing in this Section 4(i)(2) shall prohibit the Company from issuing securities (x) pursuant to compensation plans for employees, directors, officers, advisers or consultants of the Company and in accordance with the terms of such plans as in effect as of the date of this Agreement or (y) upon exercise of conversion, exchange, purchase or similar rights issued, granted or given by the Company and outstanding as of the date of this Agreement, including without limitation amending any outstanding warrants of the Company to lower the exercise price thereof and calling for the redemption of such warrants.

          (j) Best Efforts. Each of the parties shall use its best efforts timely to satisfy each of the conditions to the other party's obligations to sell and purchase the Preferred Shares set forth in Section 7 or 8, as the case may be, of this Agreement on or before the Closing Date.

          (k) Certain Trading Restrictions. The Buyer agrees that, during the period from the date the Registration Statement is first declared effective by the SEC to the date of the conversion in full or redemption of all Preferred Shares owned by the Buyer, the Buyer shall not engage in short sales or other hedging transactions relating to the Common Stock, except that the Buyer may enter into such transactions involving a number of shares of Common Stock not to exceed the number of shares for which a Conversion Notice (as defined herein) has been submitted to the Company and the Transfer Agent (as defined herein). The Buyer further agrees that, from the Closing Date until the date the Registration Statement is first declared effective by the SEC, it will not sell or contract to sell any equity security of the Company.

     5. TRANSFER AGENT INSTRUCTIONS; CONVERSION PROCEDURE.

          (a) Transfer Agent Instructions. Promptly after the Buyer's delivery of the aggregate purchase price for the Preferred Shares in accordance with
Section 1(c) hereof, and prior to the Closing Date, the Company will irrevocably instruct ChaseMellon Shareholder Services, L.L.C., as Transfer Agent and Registrar (the "Transfer Agent"), by letter in the form attached hereto as Annex IV, to issue certificates for the Common Shares from time to time on conversion of the Preferred Shares in such amounts as specified from time to time to the Company in the Conversion Notices surrendered in connection with such conversions and referred to in Section 5(b) of this Agreement. The Common Shares shall be registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of Preferred Shares. Such certificates may bear the restrictive legend specified in
Section 4(b) of this Agreement prior to registration of the resale of the Common Shares under the 1933 Act. The Company warrants that no instructions other than
(x) such instructions referred to in this Section 5(a), (y) stop-transfer instructions to give effect to Section 4(a) hereof prior to the registration of the resale of the Common Shares under the 1933 Act, and, if applicable, pursuant to Section 4(f) of the Registration Rights Agreement, and (z) the instructions required by Section 3(n) of the Registration Rights Agreement will be given by the Company to the Transfer Agent and that the Common Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. Nothing in this Section 5(a) shall limit in any way the Buyer's obligation and agreement to comply with all applicable securities laws upon resale of the Shares. If the Buyer provides the Company with an opinion of counsel reasonably satisfactory in form, scope, and substance to the Company that registration of a resale by the Buyer of any of the Shares in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall permit the transfer of such Shares and, in the case of the Common Shares, promptly, but in no event later than three days after receipt of such opinion, instruct the Transfer Agent to issue upon transfer one more share certificates in such name and such denominations as specified by the Buyer. The provisions of Section 3(n) of the Registration Rights Agreement shall be in addition to this Section 5(a) once said Section 3(n) becomes applicable.

          (b) Conversion Procedure. In connection with the exercise of conversion rights relating to the Preferred Shares, the Buyer or any subsequent holder of the Preferred Shares shall complete, sign and furnish to the Company, with a copy to the Transfer Agent, a Notice of Conversion in the form attached hereto as Annex V, which shall be deemed to satisfy all requirements of the Statement of Rights (a "Conversion Notice"). As set forth in Section 9(c)(3) of the Statement of Rights, the number of Common Shares to be issued in connection with a particular conversion of Preferred Shares is, absent manifest error, conclusively the number of Common Shares stated in the applicable Conversion Notice. If in connection with a particular conversion of Preferred Shares the Company determines that manifest error has been made by virtue of the conversion price or other information set forth in the applicable Conversion Notice, the Company shall have the right immediately to notify the Transfer Agent of such error (with a copy of such notice given to the Buyer by telephone line facsimile transmission), which notice shall state the number of Common Shares in dispute, and, notwithstanding such notice from the Company, shall direct the Transfer Agent to issue and deliver the number of Common Shares not in dispute as and when required by the Statement of Rights. If the Company shall have notified the Transfer Agent of any such error, the Company shall, on the date such notice is given, submit the dispute to Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing (the "Auditors") for determination and shall instruct the Auditors to resolve such dispute and to notify the Company, the Transfer Agent, and the converting holder of Preferred Shares within one Business Day after such dispute is submitted to the Auditors. Immediately after receipt of timely notice of the Auditors' determination, the Company shall instruct the Transfer Agent to issue to the converting holder any additional Common Shares to which such holder is entitled based on the determination of the Auditors. If the Auditors shall fail to notify the Transfer Agent within three Business Days after the applicable Conversion Notice is given to the Company and the Transfer Agent, then the Company shall instruct the Transfer Agent to issue, within three Business Days after receipt of the applicable Conversion Notice, to the converting holder any additional Common Shares to which such holder is entitled based on the applicable Conversion Notice. Such immediate action shall be taken by the Company to assure that there shall be full compliance with the Company's unqualified obligation that all Common Shares issuable on such conversion be issued by the due date therefor as provided in the Statement of Rights.

     6. CLOSING DATE.

     The date and time of the issuance and sale of the Preferred Shares (the "Closing Date") shall be 12:00 noon, New York City time, on the date which is one Business Day after the date on which the Buyer has deposited the purchase price for the Preferred Shares with the Escrow Agent in accordance with Section 1(c) hereof, or such other mutually agreed to time. The closing shall occur on the Closing Date at the offices of the Escrow Agent.

     7. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL AND ISSUE.

     The Buyer understands that the Company's obligation to sell the Preferred Shares to the Buyer pursuant to this Agreement is conditioned upon:

          (a) The receipt and acceptance by the Company of this Agreement as evidenced by execution of this Agreement by the Company and delivery of an executed counterpart of this Agreement to the Buyer or its legal counsel;

          (b) Delivery by the Buyer to the Escrow Agent or to the Company of good funds as payment in full of an amount equal to the purchase price for the Preferred Shares in accordance with Section 1(c) hereof; and

          (c) The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement as if made on the Closing Date and the performance by the Buyer on or before the Closing Date of all covenants and agreements of the Buyer required to be performed on or before the Closing Date.

     8. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

     The Company understands that the Buyer's obligation to purchase the Preferred Shares on the Closing Date is conditioned upon:

          (a) Delivery by the Company to the Escrow Agent or the Buyer of the certificates for the Preferred Shares in accordance with this Agreement;

          (b) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date and receipt by the Buyer of a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Company confirming such matters;

          (c) The receipt by the Buyer of confirmation of the filing with the Secretary of State of the State of Washington of the Statement of Rights in the form attached hereto as Annex I;

          (d) The receipt by the Buyer of a certificate, dated the Closing Date, of the Secretary of the Company certifying (1) the Articles of Incorporation and By-Laws of the Company as in effect on the Closing Date, (2) all resolutions of the Board of Directors (and committees thereof) of the Company relating to this Agreement and the transactions contemplated hereby and (3) such other matters as reasonably requested by the Buyer; and

          (e) Receipt by the Buyer on the Closing Date of an opinion of counsel for the Company, dated the Closing Date, in form, scope and substance reasonably satisfactory to the Buyer, to the effect set forth in Annex VI attached hereto.

     9. MISCELLANEOUS.

          (a) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

          (b) This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, all of which together shall constitute one and the same instrument. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

          (c) The headings, captions and footers of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          (d) If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

          (e) This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement.

          (f) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, or any course of dealings between the parties, shall not operate as a waiver thereof or an amendment hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or exercise of any other right or power.

          (g) Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally (which shall include telephone line facsimile transmission) or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt (or on the next Business Day, if the date of such receipt is not a Business
Day), if delivered personally or by courier, in the case of the Company addressed to the Company at its address shown in the introductory paragraph of this Agreement, Attention: Chief Executive Officer (telephone line facsimile transmission number (206) 323-1318), copy to Stoel Rives LLP, Suite 3600, One Union Square, 600 University Street, Seattle, WA 98101, Attn: Kenneth W. Johnson (telephone line facsimile transmission number (206) 386-7500) or, in the case of the Buyer, at its address shown on the signature page of this Agreement, with a copy to Genesee International, Inc., 10500 N.E. 8th Street, Suite 1920, Bellevue, Washington 98004-4332 (telephone line facsimile transmission number 206-462-4645) or such other address as a party shall have provided by notice to the other party in accordance with this provision. The Buyer hereby designates as its address for any notice required or permitted to be given to the Buyer pursuant to the Statement of Rights the address shown on the signature page of this agreement, with a copy to: GFL Advantage Fund Limited, c/o Genesee International, Inc., 10500 N.E. 8th Street, Suite 1920, Bellevue, Washington 98004-4332 (facsimile number 206-462-4645), until the Buyer shall designate another address for such purpose.

          (h) Prior to the Closing Date, the Buyer shall have the right to assign all of its rights and obligations under this Agreement with respect to the purchase of all or any portion of the Preferred Shares, provided any such assignee, by written instrument duly executed by such assignee, assumes all obligations of the Buyer hereunder with respect to the purchase of the portion of the Preferred Shares so assigned and makes the same representations and warranties with respect thereto as the Buyer makes in this Agreement, whereupon the Buyer shall be relieved of any further obligations, responsibilities and liabilities with respect to the purchase of all or the portion of the Preferred Shares the obligation for the purchase of which has been so assigned. In the case of any such assignment, the Company shall agree in writing with such assignee to make available to such assignee the benefits of the Registration Rights Agreement with respect to the Common Shares issuable on conversion of the Preferred Shares with respect to which the purchase under this Agreement has been so assigned.

          (i) The respective representations, warranties, covenants and agreements of the Buyer and the Company contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall survive the delivery of payment for the Preferred Shares and shall remain in full force and effect regardless of any investigation made by or on behalf of them or any person controlling or advising any of them.

          (j) This Agreement and its Annexes set forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, with respect thereto.

          (k) The Buyer shall have the right to terminate this Agreement by giving notice to the Company at any time at or prior to the Closing Date if:

               (1) the Company shall have failed, refused, or been unable at or prior to the date of such termination of this Agreement to perform any of its obligations hereunder;

               (2) any other condition of the Buyer's obligations hereunder is not fulfilled; or

               (3) the closing shall not have occurred on a Closing Date on or before April 7, 1997, other than solely by reason of a breach of this Agreement by the Buyer.

Any such termination shall be effective upon the giving of notice thereof by the Buyer. Upon such termination, the Buyer shall have no further obligation to the Company hereunder and the Company shall remain liable for any breach of this Agreement or the other documents contemplated hereby which occurred on or prior to the date of such termination.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

         NUMBER OF SHARES:  3,000

         PRICE PER SHARE:  $1,000.00

         AGGREGATE PURCHASE PRICE:  $3,000,000.00


                                       GFL ADVANTAGE FUND LIMITED

                                       By  /s/ A. P. DE ROOT

                                       Title:  President

                                       Address:   c/o CITCO
                                                  Kaya Flamboyan 9
                                                  Curacao, Netherlands Antilles


                                       TERA COMPUTER COMPANY


                                       By: /s/ JAMES E. ROTTSOLK

                                       Title:  Chief Executive Officer

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